Exhibit 99.1

Contact:

Patricia Baronowski
Pristine Advisers, LLC
(631) 756-2486

EQUUS ANNOUNCES SECOND QUARTER NET ASSET VALUE

HOUSTON, TX – August 15, 2011 – Equus Total Return, Inc. (NYSE: EQS) (the “Fund” or “Equus”) reports net assets as of June 30, 2011, of $41,432,000, an increase of $5,099,000 since March 31, 2011. Net assets per share decreased to $3.92 as of June 30, 2011 from $4.10 as of March 31, 2011. Comparative data is summarized below (in thousands, except per share amounts):

As of the Quarter Ended	6/30/2011	3/31/2011	12/31/2010	9/30/2010	6/30/2010
Net assets	$41,432	$36,333	$38,051	$31,474	$37,888
Shares outstanding	10,562	8,862	8,862	8,862	8,862
Net assets per share	$3.92	$4.10	$4.29	$3.55	$4.28

The increase in aggregate net asset value resulted principally from the Fund’s acquisition of certain bonds issued by Orco Germany S.A. (“Orco Germany”) as further described below and an increase in the fair value of the Fund’s investment in Sovereign Business Forms, Inc. from $6.6 million to $7.1 million due to improved operating performance. The decrease in net asset value on a per-share basis resulted principally from a further decrease in the fair value of the Fund’s investment in ConGlobal Industries Holding, Inc., (“ConGlobal”) from $7.0 million to $5.9 million. This decrease was due to a decline in ConGlobal’s operating results caused by lower revenues from shipping container storage fees.

Significant events during the quarter included the following:

•         Purchase of Orco Germany Bonds. On April 27, 2011, the Fund announced that it had entered into two separate transactions involving the purchase of an aggregate of 11,408 bonds (“Bonds”) issued by Orco Germany, a commercial and multi-family residential real estate holding company and developer based in Berlin. The consideration provided to the selling bondholders consisted of an aggregate of 1,700,000 newly issued shares of common stock of the Fund. The Fund received 8,890 of the Bonds on April 27, 2011. On May 9, 2011, one of these agreements was amended and restated to provide for an additional 45 days to deliver the remaining 2,518 of the Bonds in exchange for providing to the Fund approximately $1.6 million in cash as security for such delivery. As the remaining bonds were not delivered by the specified date, the cash collateral became free and clear property of the Fund on June 23, 2011. As a result of these transactions, the number of Equus shares outstanding increased from 8,861,646 to 10,561,646 shares.

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•         Changes in Management. On June 7, 2011, the Fund announced that the Board of Directors had appointed Alessandro Benedetti as Executive Chairman and John A. Hardy as the Fund’s Chief Executive Officer.

•         Annual Shareholder Meeting. On June 10, 2011, the Fund held its annual meeting of shareholders (“Annual Meeting”), the purpose of which was to: (i) elect nine director nominees, each for a term of one year, (ii) ratify the appointment of UHY LLP as the Fund’s independent auditor for the fiscal year ended December 31, 2011, (iii) approve on a non-binding advisory basis, the compensation paid to the Fund’s named executive officers in 2010, and (iv) approve, on a non-binding advisory basis, the frequency of shareholder advisory votes concerning the Fund’s executive compensation. Holders of 93.48% of the Fund’s outstanding shares were present in person or represented by proxy at the Annual Meeting and approved the election of the nine director nominees, the appointment of UHY for fiscal year 2011, the compensation paid to the Fund’s named executive officers in 2010, and the frequency of shareholder advisory votes concerning the Fund’s executive compensation.

Significant events subsequent to the end of the quarter were as follows:

•         Potential Sale of Spectrum. On July 9, 2011 Spectrum Management, LLC (“Spectrum”) entered into a three month Exclusivity Agreement with a potential buyer of its asset tracking business which agreement expires October 11, 2011. The potential buyer has also written the company a letter expressing an indication of interest, with a purchase price of $10.0 million. Should a transaction occur, the buyer has proposed to finance the transaction with $7.5 million in cash and $2.5 million in a contingent payment agreement. The closing of the transaction is subject to the completion of financial and operational due diligence, successful negotiation and completion of documentation, approval of third party financing, and approval of the board of directors and shareholders of Spectrum. The timing and final terms of this transaction are uncertain and have not been included in the Fund’s valuation analysis for the quarter ended June 30, 2011.

•         Follow-On Investment in Spectrum. On August 4, 2011, the Fund invested $0.1 million in Spectrum Management, LLC as a follow-on investment in the form of a 16% promissory note facility.

About Equus
The Fund is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on the Fund may be obtained from the Fund’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.